Exhibit 99.1

January 12, 2007

Dear United Wisconsin Grain Producer Member:

On January 9, 2007, the Board of Directors of United Wisconsin Grain Producers LLC (UWGP) voted to make a distribution to members so as to bring the total distribution to 50.34% of the company’s net earnings for the 2006 year of operations.  We made a distribution of $5,756,000 ($200.00 per unit) to members in August 2006, and to comply with the Boards latest directive, we will soon make a cash distribution of approximately $14,390,000 ($500.00 per unit).  Unit holders of record as of January 9, 2007 will be issued payment on or around February 15, 2007.  The exact amount of the distribution will be determined using the final statement of Net Earnings for 2006.  We do not expect much variance from the estimated amount provided above.  The cash distribution has been approved by the Company’s lender, Farmers & Merchants Union Bank of Friesland.

Please note that the amount of any cash distribution made by UWGP to its members is not the same as a member’s allocation of taxable income for the current fiscal year.  A Form K-1 for the fiscal year ending December 31, 2006, will be mailed to each unit holder approximately February 15, 2007 and will report taxable income and income tax credits derived from UWGP.

In harmony with our continuing objective to contribute to our local community, we are also excited to announce the Board has approved the issuance of 5 scholarships of $1,000 each, to area* high school graduating seniors who are furthering their education at any college or trade institution whether as a full or part-time student.  It is effective beginning with this year’s graduating class and the applications must be postmarked no later than March 1, 2007 for the class of 2007.  We have included a scholarship application for your reference and the application is also available from the local schools or our website at www.uwgp.com.

*Beaver Dam, Cambria-Friesland, Columbus, Dodgeland/Juneau, Fall River, Green Lake, Horicon, Markesan, Montello,  Pardeeville,  Portage,  Poynette,  Princeton,  Randolph,  Rio, Waupun,

Sincerely,

William Herrmann, President

Board of Directors of

United Wisconsin Grain Producers LLC